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                                                                    EXHIBIT 4.1


                   AMENDMENT TO CERTIFICATE OF DESIGNATIONS,
                     PREFERENCES AND RIGHTS OF 14.5% SENIOR
                     EXCHANGEABLE PREFERRED STOCK DUE 2008

                                       OF

                         BRAND SCAFFOLD SERVICES, INC.

                     Pursuant to Section 242 of the General Corporation Law
                            of the State of Delaware

         We, the undersigned, John M. Monter, President, and Gerald B. Curran, Secretary, of Brand Scaffold Services, Inc., a Delaware corporation (hereinafter called the "CORPORATION"), pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, do hereby make this Amendment to Certificate of Designations and do hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors duly adopted the following resolution:

         RESOLVED, that, pursuant to Article FOURTH of the Certificate of Incorporation (which authorizes one million two hundred and fifty thousand shares of preferred stock, $0.01 par value ("PREFERRED STOCK"), of which 1,042,460 shares of Preferred Stock are currently issued and outstanding), the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock.

         RESOLVED, that each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions, which shall replace, in their entirety, any provisions previously adopted:

          1. NUMBER AND DESIGNATION. 1,250,000 shares of the Preferred Stock of the Corporation shall be designated as 14.5% Senior Exchangeable Preferred Stock Due 2008 (the "SENIOR PREFERRED STOCK").

          2. RANK. The Senior Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution and winding up, rank senior to all classes or series of equity securities of the Corporation, including the



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Corporation's common stock, $0.01 par value ("COMMON STOCK") and each other class of capital stock of the Corporation, the terms of which provide that such class shall rank junior to the Senior Preferred Stock or the terms of which do not specify any rank relative to the Senior Preferred Stock. All equity securities of the Corporation to which the Senior Preferred Stock ranks senior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise), including the Common Stock, are collectively referred to herein as the "JUNIOR SECURITIES" . All equity securities of the Corporation with which the Senior Preferred Stock ranks on a parity (whether with respect to dividends or upon liquidation, dissolution or winding up) are collectively referred to herein as the "PARITY SECURITIES". The respective definitions of Junior Securities and Parity Securities shall also include any rights or options exercisable for or convertible into any of the Junior Securities and Parity Securities, as the case may be. The Senior Preferred Stock shall be subject to the creation of Junior Securities and Parity Securities

          3. DIVIDENDS. (a) (i) The holders of shares of Senior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends (subject to Sections 3(a)(ii) and (iii) hereof) at the rate of 14.5 % per annum (computed on the basis of a 360 day year) (the "DIVIDEND RATE") on the Liquidation Value (as defined below) of each share of Senior Preferred Stock on and as of the most recent Dividend Payment Date (as defined below). Such dividends shall be cumulative from September 30, 1996 (the "ISSUE DATE"), whether or not in any Dividend Period or Periods there shall be funds of the Corporation legally available for the payment of such dividends.

                      (ii) Prior to the later of (A) fifth anniversary of the
                  Issue Date and (B) the first date on which dividends on the Senior Preferred, Stock would be permitted to be paid in cash pursuant to the terms of the Corporation's then-outstanding indebtedness and other applicable legal or contractual provisions binding on the Company or any of its subsidiaries (such later date, the "CASH PAY DATE"), dividends shall not be payable in cash to holders of shares of Senior Preferred Stock but shall, subject to Section 3(b) hereof, accrete to the Liquidation Value in accordance with Section 4(a) hereof.

                     (iii) Following the Cash Pay Date, each such dividend
                  shall be payable in cash on the Liquidation Value per share of the Senior Preferred Stock, in equal quarterly amounts (to which the Default Dividend, if any, shall be added), on each March 31, June 30, September 30 and December 31, to the holders of record of


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                  shares of the Senior Preferred Stock, as they appear on the stock records of the Corporation at the close of business on such record dates, not more than 60 days or less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not more than 45 days preceding the payment date thereof, as may be fixed by the Board of Directors.

          (b) Holders of shares of Senior Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the cumulative dividends, as herein provided, on the Senior Preferred Stock. Except as provided in this Section 3, no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Senior Preferred Stock that may be in arrears.

          (c) So long as any shares of the Senior Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on Parity Securities for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Senior Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of the dividend on such class or series of Parity Securities. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon shares of the Senior Preferred Stock and all dividends declared upon any other class or series of Parity Securities shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Senior Preferred Stock and accumulated and unpaid on such Parity Securities.

          (d) So long as any shares of the Senior Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Securities) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) (all such, dividends, distributions, redemptions or purchases being hereinafter referred to as a "JUNIOR SECURITIES DISTRIBUTION") for any consideration (or any moneys be paid to


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         or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Securities), unless in each case (i) the full cumulative dividends on all outstanding shares of the Senior Preferred Stock and any other Parity Securities that are intended to be paid in cash shall have been paid or set apart for payment for all past Dividend Periods with respect to the Senior Preferred Stock and all past dividend periods with respect to such Parity Securities and (ii) sufficient funds shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Senior Preferred Stock and the current dividend period with respect to such Parity Securities.

          4. LIQUIDATION PREFERENCE. (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holders of the shares of Senior Preferred Stock shall be entitled to receive an amount equal to the Liquidation Value of such share plus any accrued and unpaid cash dividends to the date of distribution. "LIQUIDATION VALUE" on any date means, with respect to any share of Senior Preferred Stock, the sum of (1) $25.00 and (2) the aggregate of all dividends accreted on such share until the most recent Dividend Payment Date upon which an accretion to Liquidation Value has occurred (or if such date is a Dividend Payment Date upon which an accretion to Liquidation Value has occurred, such date), provided that, in the event of an actual liquidation, dissolution or winding up of the Corporation, the amount referred to in (2) shall be calculated by including dividends accreting to the actual date of such liquidation, dissolution or winding up, rather than the Dividend Payment Date referred to above, and provided further that in no event will dividends accrete to the Liquidation Value beyond the Cash Pay Date. All accretions to Liquidation Value will be calculated using compounding on a quarterly basis. Except as provided in the preceding sentences, holders of shares of Senior Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Senior Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Senior Preferred Stock and any such other Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Senior Preferred Stock and any such other stock if all amounts payable thereon were paid in full. For the purposes of this paragraph (4), (i) a consolidation or merger of the Corporation with one or more corporations, or (ii) a sale or transfer of all or


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substantially all of the Corporation's assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

         (b) Subject to the rights of the holders of any Parity Securities, after payment shall have been made in full to the holders of the Senior Preferred Stock, as provided in this paragraph (4), any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Senior Preferred Stock shall not be entitled to share therein.

          5. REDEMPTION. (a) Redemption Upon Consummation of Initial Public Offering. The Corporation may, at its option, to the extent it shall have funds legally available for such payment, redeem, prior to September 30, 1999, all, but not less than all, shares of Senior Preferred Stock at a redemption price per share equal to the IPO Redemption Percentage of the Liquidation Value, in cash, plus accrued and unpaid cash dividends, if any, on such share to the date fixed for redemption, without interest, provided that the Corporation shall not redeem any shares of Senior Preferred Stock pursuant to this Paragraph 5(a) unless (i) prior to such redemption an Initial Public Offering shall have been consummated, and (ii) the aggregate redemption price of the shares of Senior Preferred Stock redeemed pursuant to this Section 5(a) does not exceed the net proceeds received by the issuer in such Initial Public Offering.

         "INITIAL PUBLIC OFFERING" shall have the meaning ascribed to such term in the Shareholders Agreement and shall, in addition, for the purposes of
Section 5(a) hereof, include any sale following the Closing Date of any equity securities by any affiliate of the Corporation, the net proceeds of which are contributed or loaned to the Corporation in such a manner that such proceeds may lawfully be used for the redemption of the Senior Preferred Stock.

         "CLOSING DATE" shall have the meaning ascribed to such term in the Shareholders Agreement.

         "IPO REDEMPTION PERCENTAGE" means, in the case of shares of Senior Preferred Stock beneficially owned by any Initial Holder, 100% and, in the case of any other shares of Senior Preferred Stock, 114.5%.

         "SHAREHOLDERS AGREEMENT" means the Shareholders Agreement dated as of September 30, 1996 among the Corporation, D.J. Brand Holdings, Inc., D.J. Merchant Banking Partners, L.P., DLJ International Partners, C.V., DLJ Offshore


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Partners, C.V., DLJ Merchant Banking Funding, Inc., Carlisle Enterprises, L.P.,
Rust Industrial Services Inc., and certain other persons named therein.

         (b) Redemption At the Option of the Corporation. On and after September 30, 2001, to the extent the Corporation shall have funds legally available for such payment, the Corporation may, at its option, redeem shares of Senior Preferred Stock, at any time in whole or from time to time in part, at redemption price per share in cash equal to the Redemption Premium Percentage of the Liquidation Value together with accrued and unpaid cash dividends thereon to the date fixed for redemption, without interest.

         "REDEMPTION PREMIUM PERCENTAGE" means, with respect to any shares of Preferred Stock beneficially owned by any Initial Holder, 100% and, with respect to any other shares of Preferred Stock, the percentage set forth in the table below:

           Year Beginning
            September 30,              Redemption Premium Percentage

                2001                              107.25%
                2002                              104.83%
                2003                              102.42%
                2004                              100.00%
                2005                              100.00%
                2006                              100.00%
                2007                              100.00%

         (c) Redemption In the Event of a Change of Control. In the event of a Change of Control, the Corporation shall, to the extent it shall have funds legally available for such payment, offer to redeem all of the shares of Senior Preferred Stock then outstanding, and shall redeem the shares of Senior Preferred Stock of any holder of such shares that shall consent to such redemption, and upon a date no later than 30 days following the Change in Control, at a redemption price per share equal to 101 % of the Liquidation Value, in cash, plus accrued and unpaid cash dividends thereon to the date fixed for redemption, without interest.

         "CHANGE OF CONTROL" means such time as: (a) after the Closing Date, a "PERSON" or "GROUP" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than any person or group comprised solely of the Initial Holders, has become the beneficial owner, by way of merger, consolidation or otherwise, of 40% or more of the voting power of all classes of voting securities of the Corporation or of DLJ Brand Holdings, Inc. and such person or group has become the beneficial owner of a greater percentage of the voting power of all classes of voting securities of the Corporation or of DLJ


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Brand Holdings, Inc. than that beneficially owned by the Initial Holders; or
(b) a sale or transfer of all or substantially all of the assets of the Corporation or of DLJ Brand Holdings, Inc. to any person or group (other than any group consisting solely of the Initial Holders or their affiliates) has been consummated; or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Corporation or of DLJ Brand Holdings, Inc. (together with any new directors whose election was approved by a vote of a majority of the directors then still in office, who either were directors at the beginning of such period or whose election or nomination for the election was previously so approved) cease for any reason to constitute a majority of the directors of the Corporation or of DLJ Brand Holdings, Inc. as the case may be, then in office, other than as a result of election and removal of directors pursuant to the provisions of this Certificate of Designations or the Shareholders Agreement governing the election and removal of directors.

         "INITIAL HOLDERS" means the Shareholders (determined as of the Closing
Date), any employees or consultants who become Shareholders by purchasing the Senior Preferred Stock pursuant to the DLJ Brand Holdings, Inc. Key Team Member Direct Investment Program, and, in each case, their respective Permitted Transferees, each as defined in the Shareholders Agreement.

         (d) Mandatory Redemption. To the extent the Corporation shall have funds legally available for such payment, on March 31, 2008, if any shares of the Senior Preferred Stock shall be outstanding, the Corporation shall redeem all outstanding shares of the Senior Preferred Stock, at a redemption price equal to the aggregate Liquidation Value, in cash, together with any accrued and unpaid cash dividends thereon to the date fixed for redemption, without interest.

         (e) Status of Redeemed Shares. Shares of Senior Preferred Stock which have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the Preferred Stock; provided that no such issued and reacquired shares of Senior Preferred Stock shall be reissued or sold as Senior Preferred Stock.

         (f) Failure to Redeem. If the Corporation is unable or shall fail to discharge its obligation to redeem all outstanding shares of Senior Preferred Stock pursuant to paragraph (5)(c) or 5(d) (each, a "MANDATORY REDEMPTION OBLIGATION"), such Mandatory Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Mandatory Redemption Obligation. If and so long as any Mandatory Redemption Obligation with respect


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to the Senior Preferred Stock shall not be fully discharged, the Corporation shall not (i) directly or indirectly, redeem, purchase, or otherwise acquire any Parity Security or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Parity Securities (except in connection with a redemption, sinking fund or other similar obligation to be satisfied pro rata with the Senior Preferred Stock) or (ii) in accordance with paragraph 3(d), declare or make any Junior Securities Distribution, or, directly or indirectly, discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of the Junior Securities.

         (g) Failure to Pay Dividends. Notwithstanding the foregoing provisions of this paragraph (5), unless full cumulative cash dividends (whether or not declared) on all outstanding shares of Senior Preferred Stock shall have been paid or contemporaneously are declared and paid or set apart for payment for all dividend periods terminating on or prior to the applicable redemption date, none of the shares of Senior Preferred Stock shall be redeemed, and no sum shall be set aside for such redemption, unless shares of Senior Preferred Stock are redeemed pro rata.

          6. PROCEDURE FOR REDEMPTION. (a) In the event that fewer than all the outstanding shares of Senior Preferred Stock are to be redeemed pursuant to
Section 5(b) hereof, the number of shares to be redeemed shall be determined by the Board of Directors and the shares so redeemed shall be selected pro rata (with any fractional shares being rounded to the nearest whole share) according to the number of whole shares held by each holder of the Senior Preferred Stock.

         (b) In the event the Corporation shall redeem shares of Senior Preferred Stock pursuant to Sections 5(a), (b) or (d), notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any share of Senior Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Senior Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and
(v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.


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         (c) In the case of any redemption pursuant to Sections 5(a), (b) or
(d) hereof, notice having been mailed as provided in Section 6(b) hereof, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption), dividends on the shares of Senior Preferred Stock so called for redemption shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

         (d) In the case of a redemption pursuant to Section 5(c) hereof, notice of such redemption shall be given by first class mail, postage prepaid, mailed not more than 15 days following the occurrence of the Change of Control and not less than 30 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any share of Senior Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) that a Change of Control has occurred; (ii) the redemption date; (iii) the redemption price; (iv) that such holder may elect to cause the Corporation to redeem all or any of the shares of Senior Preferred Stock held by such holder; (v) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (vi) that dividends on the shares the holder elects to cause the Corporation to redeem will cease to accrue on such redemption date.

         Upon receipt of such notice, the holder shall, within 20 days of receipt thereof, return such notice to the Corporation indicating the number of shares of Senior Preferred Stock such holder shall elect to cause the Corporation to redeem, if any.

         (e) In the case of a redemption pursuant to Section 5(c) hereof, notice having been mailed as provided in Section 6(d) hereof, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption), dividends on such shares of Senior Preferred Stock as the holder elects to cause the Corporation to redeem shall cease to accrue, and all rights of


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the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such share shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

          7. EXCHANGE. (a) Subject to the provisions of this paragraph (7) the Corporation may, at its option, at any time and from time to time on any Dividend Payment Date on which none of the DLJ Entities, any of their respective Permitted Transferees or any of their respective Affiliates has beneficial ownership of any shares of Senior Preferred Stock, exchange, to the extent it is legally permitted to do so, any or all outstanding shares (and fractional shares) of Senior Preferred Stock, in whole or in part, for Exchange Debentures, provided that (i) on or prior to the date of exchange the Corporation shall have paid to or declared and set aside for payment to the holders of outstanding shares of Senior Preferred Stock all accrued and unpaid cash dividends on shares of Senior Preferred Stock through the exchange date in accordance with the next succeeding paragraph; and (ii) no event of default under the indenture (as defined in such indenture) governing the Exchange Debentures shall have occurred and be continuing. The principal amount of Exchange Debentures deliverable upon exchange of a share of Senior Preferred Stock, adjusted as hereinafter provided, shall be determined in accordance with the Exchange Ratio (as defined below).

         Cash dividends on any shares of Senior Preferred Stock exchanged for Exchange Debentures which have accrued but have not been paid as of the date of exchange shall be paid, at the option of the Corporation, in cash or in additional Exchange Debentures in an equivalent principal amount of such accrued and unpaid dividends. In no event shall the Corporation issue Exchange Debentures in denominations other than $1,000 or in an integral multiple thereof. Cash will be paid in lieu of any such fraction of an Exchange Debenture which would otherwise have been issued (which shall be determined with respect to the aggregate principal amount of Exchange Debentures to be issued to a holder upon any such exchange). Interest will accrue on the Debentures from the date of exchange.

         Prior to effecting any exchange hereunder, the Corporation shall appoint a trustee to serve in the capacity contemplated by an indenture between the Corporation and such trustee.


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         The "EXCHANGE RATIO" shall be, as of any Dividend Payment Date, $1.00
(or fraction thereof) of principal amount of Exchange Debenture for each $1.00 of (i) Liquidation Value plus (ii) accrued and unpaid cash dividends, if any, per share of Senior Preferred Stock held by a holder on the applicable exchange date.

         "AFFILIATES" shall have the meaning ascribed such term in the Shareholders Agreement.

         "DLJ ENTITIES" shall have the meaning ascribed such term in the Shareholders Agreement.

         "EXCHANGE DEBENTURES" means 14.5% Junior Subordinated Exchange Debentures of the Corporation, to be issued pursuant to an indenture between the Corporation and a trustee, having substantially the terms set Forth in Annex A.

         "PERMITTED TRANSFEREES" shall have the meaning ascribed to such term in the Shareholders Agreement.

         (b) Procedure for Exchange. (i) In the event that fewer than all the outstanding shares of Senior Preferred Stock are to be exchanged, the number of shares to be exchanged shall be determined by the Board of Directors and the shares to be exchanged shall be selected pro rata (with any fractional shares being rounded to the nearest whole share) according to the number of whole shares held by each holder of the Senior Preferred Stock.

                      (ii) In the event the Corporation shall exchange shares
                  of Senior Preferred Stock, notice of such exchange shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the exchange date, to each holder of record of the shares to be exchanged at such holder's address as the same appears on the stock register of the Corporation; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the exchange of any share of Senior Preferred Stock to be exchanged except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (A) the exchange date; (B) the number of shares of Senior Preferred Stock to be exchanged and, if fewer than all the shares held by such holder are to be exchanged, the number of shares to be exchanged from such holder; (C) the Exchange Ratio; (D) the place or places where certificates for such shares are to be exchanged for notes evidencing the Exchange Debentures to be received by the exchanging holder; and (E) that dividends on the


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



                  shares to be exchanged will cease, to accrue on such exchange date.

                     (iii) Prior to giving notice of intention to exchange, the
                  Corporation shall execute and deliver with a bank or trust company selected by the Corporation an indenture having substantially the terms set forth in Annex A. 'Me Corporation will cause the Exchange Debentures to be authenticated on the Dividend Payment Date on which the exchange is effective, and will pay interest on the Exchange Debentures at the rate and on the dates specified in such indenture from the exchange rate.

         The Corporation will not give notice of its intention to exchange under paragraph 6(b) (ii) hereof unless it shall file at the place or places (including a place in the Borough of Manhattan, The City of New York) maintained for such purpose an opinion of counsel (who may be an employee of the Corporation) to the effect that (i) the indenture has been duly authorized, executed and delivered by the Corporation, has been duly qualified under the Trust Indenture Act of 1939 (or that such qualification is not necessary) and constitutes a valid and binding instrument enforceable against the Corporation in accordance with its terms (subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, and subject to such other qualifications as are then customarily contained in opinions of counsel experienced in such matters), (ii) the Exchange Debentures have been duly authorized and, when executed and authenticated in accordance with the provisions of the indenture and delivered in exchange for the shares of Senior Preferred Stock, will constitute valid and binding obligations of the Corporation entitled to the benefits of the indenture (subject as aforesaid),
(iii) neither the execution nor delivery of the indenture or the Exchange Debentures nor' compliance with the terms, conditions or provisions of such instruments will result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or agreement or instrument, known to such counsel, to which the Corporation or any of its subsidiaries is a party or by which it or any of them is bound, or any decree, judgment, order, rule or regulation, known to such counsel, of any court or governmental agency or body having jurisdiction over the Corporation and such subsidiaries or any of their properties, and (iv) the Exchange Debentures have been duly registered for such exchange with the Securities and Exchange Commission under a registration statement that has become effective under the Securities Act of 1933 (the "ACT") or that the exchange of the Exchange Debentures for the shares of Senior Preferred Stock is exempt from registration under the Act.

                      (iv) Notice having been mailed as aforesaid, from and
                  after the exchange date (unless default shall be made by the Corporation in issuing Exchange Debentures in exchange for the shares called for exchange), dividends on the shares of Senior Preferred Stock so called for exchange shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Exchange Debentures and any rights such holder, upon the exchange, may have as a holder of the Exchange Debenture) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so exchanged (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such share shall be exchanged by the Corporation for the Exchange Debentures at the Exchange Ratio. In case fewer than all the shares represented by any such certificate are exchanged, a new certificate shall be issued representing the unexchanged shares without cost to the holder thereof.

                       (v) Each exchange shall be deemed to have been effected
                  immediately prior to the close of business on the relevant Dividend Payment Date on or prior to which the certificates for shares of Senior Preferred Stock shall have been surrendered, and the person in whose name or names the Exchange Debentures shall be issuable upon such exchange shall be deemed to have become the holder of record of the Exchange Debentures represented thereby at such time on such Dividend Payment Date.

                      (vi) Prior to the delivery of any securities which the
                  Corporation shall be obligated to deliver upon exchange of the Senior Preferred Stock, the Corporation shall comply with all applicable federal and state laws and regulations which require action to be taken by the Corporation.

          (c) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of notes evidencing Exchange Debentures on exchange of the Senior Preferred Stock pursuant hereto; provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of notes evidencing Exchange Debentures in a name other than that of the holder of the Senior Preferred Stock to be exchanged and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

          8. VOTING RIGHTS. (a) The holders of record of shares of Senior Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this paragraph (8), as otherwise provided by law or as provided in the Shareholders Agreement.

         (b) If and whenever (i) six consecutive quarterly dividends, after the fifth anniversary of the Issue Date, on the Senior Preferred Stock have not been paid in full in cash (regardless of whether such dividends are payable in cash pursuant to Section 3(a)(ii)), (ii) if, for any reason (including the reason that funds are not .legally available for a redemption), the Corporation shall have failed to discharge any Mandatory Redemption Obligation (including a redemption in the Event of a Change of Control pursuant to Section 5(c) hereof), (iii) the Corporation shall have failed to provide the notice required by Section 6(d) hereof within the time period specified in such section or (iv) the Corporation shall have failed to comply with Section 3(c), 3(d) or 8(c) hereof, the number of directors then constituting the Board of Directors shall be increased by two and the holders of shares of Senior Preferred Stock, together with the holders of shares of every other series of preferred stock of the Corporation upon which like rights to vote for the election of two additional directors have been conferred and are exercisable (resulting from either events analogous to those set forth in Sections 8(b)(i) - 8(b)(iv) above) (any such other series is referred to collectively as the "PREFERRED SHARES"), voting as a single class regardless of series, shall be entitled to elect the two additional directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Senior Preferred Stock and the Preferred Shares called as hereinafter provided. Whenever (i) all arrears in cash dividends on the Senior Preferred Stock and the Preferred Shares then outstanding shall have been paid and cash dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, (ii) the Corporation shall have fulfilled its Mandatory Redemption Obligation, (iii) the Corporation shall have fulfilled its obligation to provide notice as specified in subsection (b)(iii) hereof, or (iv) the Corporation shall have complied with Section 3(c), 3(d), or 8(c) hereof, as the case may be, then the right of the holders of the Senior Preferred Stock and the Preferred Shares to elect such additional two directors shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar future (i) arrearage in six consecutive quarterly cash dividends, (ii) failure to fulfill any Mandatory Redemption Obligation, (iii) failure to fulfill the obligation to provide the notice required by Section 6(d) hereof within the time period specified in such section or (iv) failure to comply with Sections 3(c), 3(d), or 8(c)) and the terms of office of all persons elected as directors by the holders of the Senior Preferred Stock and the Preferred Shares shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of shares of Senior Preferred Stock and the Preferred Shares, the secretary of the Corporation may, and upon the written request of any holder of Senior Preferred Stock (addressed to the secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Senior Preferred Stock and of the Preferred Shares for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the secretary within 20 days after receipt of any such request, then any holder of shares of Senior Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Senior Preferred Stock and the Preferred Shares, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the holders of the Senior Preferred Stock and the Preferred Shares or the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

         (c) Without the written consent of a majority of the outstanding shares of Senior Preferred Stock or the vote of holders of a majority of the outstanding shares of Senior Preferred Stock at a meeting of the holders of Senior Preferred Stock called for such purpose, the Corporation will not (i) amend, alter or repeal any provision of the Certificate of Incorporation (by merger or otherwise) so as to adversely affect the preferences, rights or powers of the Senior Preferred Stock; provided that any such amendment that changes the dividend payable on or the Liquidation Value of the Senior Preferred Stock shall require the affirmative vote of holders of each share of Senior Preferred Stock at a meeting of holders of Senior Preferred Stock called for such purpose or written consent of the holder of each share of Senior Preferred Stock; or (ii) create, authorize or issue any class of stock ranking prior to, or on a parity with, the Senior Preferred Stock with respect to dividends or upon liquidation, dissolution, winding up or otherwise, or increase the authorized number of shares of any such class or series, or reclassify any authorized stock of the Corporation into any such prior or parity shares or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such prior or parity shares, except that the Corporation may, without such approval, create authorize and issue Parity Securities for the purpose of (A) exchanging such Parity Securities for shares of Senior Preferred Stock or (B) utilizing the proceeds from the issuance of such Parity Securities for the redemption or repurchase of any or all shares of Senior Preferred Stock in accordance with the terms hereof.



         (d) In exercising the voting rights set forth in this paragraph (8), each share of Senior Preferred Stock shall have one vote per share, except that when any other series of preferred stock shall have the right to vote with the Senior Preferred Stock as a single class on any matter, then the Senior Preferred Stock and such other series shall have with respect to such matters one vote per $25.00 of Liquidation Value or other liquidation preference. Except as otherwise required by applicable law or as set forth herein, the shares of Senior Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

          9. REPORTS. So long as any of the Senior Preferred Stock is outstanding, the Corporation will furnish the holders thereof with the quarterly and annual financial reports that the Corporation is required to file with the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 or, in the event the Corporation is not required to file such reports, reports containing the same information as would be required in such reports.

         10. GENERAL PROVISIONS. (a) The term "PERSON" as used herein means any corporation, limited liability company, partnership, trust, organization, association, other entity or individual.

         (b) The term "OUTSTANDING", when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Corporation or a subsidiary.

         (c) The headings of the paragraphs, subparagraphs, clauses and subclauses of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

         (d) Each holder of Senior Preferred Stock, by acceptance thereof, acknowledges and agrees that payments of dividends, interest, premium and principal on, and exchange, redemption and repurchase of, such securities by the Corporation are subject to restrictions on the Corporation contained in certain credit and financing agreements.

         IN WITNESS WHEREOF, Brand Scaffold Services, Inc. has caused this Certificate of Designations to be signed and attested by the undersigned this 26th day of February, 1998.

                                            Brand Scaffold Services, Inc.



                                            By  /s/ John M. Monter
                                                -------------------------------
                                                Name:    John M. Monter
                                                Title:   President


ATTEST:


/s/ Gerald B. Curran
------------------------------------
Name:  Gerald B.  Curran
Title: Secretary

                                                                        ANNEX A

                                SUMMARY OF TERMS

                     14.5% JUNIOR SUBORDINATED EXCHANGE DEBENTURES DUE 2008

ISSUER:               Brand Scaffold Services, Inc.  (the "COMPANY").

ISSUE:                14.5% Junior Subordinated Exchange Debentures (the
                      "SECURITIES").

MATURITY:             March 31, 2008

RANKING: The indebtedness evidenced by the Securities is expressly subordinate and subject in right of payment to the prior payment in full of all Senior Debt (as defined below) of the Company, whether outstanding at the date of the Indenture or thereafter incurred. "SENIOR DEBT" means all debt of the Issuer that is not expressly made or stated to be pari passu with or junior to the Securities, whether now existing or hereafter created, and all obligations of the Company with respect thereto, including but not limited to all principal of, premium and interest payable under the Credit Agreement dated as of September 30, 1996, among the Company as the Borrower, various financial institutions, as the Lenders, DLJ Capital Funding, Inc., as the Syndication Agent for the Lenders and Bank of America National Trust & Savings Association, as the Administrative Agent for the Lenders, as amended from time to time.

INTEREST
RATE: 14.5% effective annual rate payable quarterly. Prior to the later of (A) September 30, 2001 and (B) the first date on which cash payment of interest on the Securities would be permitted under the terms of then-outstanding Senior Debt and other applicable legal or contractual provisions binding on the Company or any of its subsidiaries (such later date, the "CASH PAY DATE") quarterly interest will be payable solely in the form of additional Securities. After the Cash Pay Date interest will be payable in cash.

CHANGE OF
CONTROL: In the event of a Change of Control that constitutes a Repurchase Event (each, as defined in the Senior Preferred Stock), each holder of Securities will have the right to require the Company to repurchase its Securities at a purchase price equal to 101% of the principal amount of the Securities so redeemed plus accrued and unpaid interest, if any.

OPTIONAL
REDEMPTION:           The Securities are redeemable at any time after September
                      30, 2001 at the option of the Company, in whole or in part, at certain redemption prices set forth below plus accrued and unpaid cash interest, if any, to the date of redemption.

                      If redeemed during the twelve-month period beginning September 30,

                                  Year                            Percentage
                                  2001                              107.25%
                                  2002                              104.83%
                                  2003                              102.42%
                                  2004                              100.00%
                                  2005                              100.00%
                                  2006                              100.00%
                                  2007                              100.00%

                      In addition, at the option of the Company, prior to September 30, 1999, the Company may redeem outstanding Securities, in whole or in part (pro rata from each holder thereof), at a purchase price equal to 114.5% of the principal amount of the Securities so redeemed plus accrued and unpaid cash interest, if any, to the date of redemption with the proceeds of an Initial Public Offering (as defined in the Senior Preferred Stock).

CERTAIN
COVENANTS:            The Indenture for the Securities will contain certain
                      customary covenants which, among other things, relate to
                      (i) the payment of principal, premium and interest on the Securities, (ii) the maintenance of an office for payments, (iii) the appointment of a paying agent, (iv) lists of Security holders, (v) the filing of reports,
                      (vi) limitations on certain payments by the Company and
                      (vii) limitations on the Company's ability to merge, consolidate or sell all or substantially all its assets.

EVENTS OF
DEFAULT: Events of Default will be customary for a security of this type, including: (i) failure to pay principal when due or to pay interests or other amounts payable under the Securities within 15 days of the due date thereof,
                      (ii) failure to observe covenants for 30 days following written notice and (iii) bankruptcy or insolvency.

AMENDMENTS:           Any amendment or waiver of the terms and conditions of
                      the Securities shall require the approval by the holders of a majority of the aggregate principal amount then outstanding; provided that any amendment or waiver of the interest rate or time of payment, maturity, or principal amount shall require the approval of each holder of a Security.

GOVERNING
LAW:                  New York